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Subject Company: Spirit Airlines, Inc.

Commission File No.: 001-35186

Date: May 27, 2022

The following is a transcript of a presentation by JetBlue Airways Corporation (“JetBlue”) Chief Executive Officer Robin Hayes and Chief Financial Officer Ursula Hurley at Wolfe Research, LLC’s “15th Annual Global Transportation & Industrials Conference,” held on May 26, 2022.

CORPORATE PARTICIPANTS

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

Ursula Hurley

Chief Financial Officer, JetBlue Airways Corp.

OTHER PARTICIPANTS

Scott H. Group

Analyst, Wolfe Research LLC

MANAGEMENT DISCUSSION SECTION

Scott H. Group

Analyst, Wolfe Research LLC

Okay, we’re going to get going with our next session with JetBlue. Really happy to have Robin Hayes, CEO and Ursula Hurley, the CFO. Robin is going to start with some comments and then we will get right into questions.

But first, I need you to admit one thing.

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

Yes.

Scott H. Group

Analyst, Wolfe Research LLC

All of this and postponing the answer is also you didn’t want to mess with our conference.

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

That’s exactly right. Yeah, no, we could come.

Scott H. Group

Analyst, Wolfe Research LLC

There you go.

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

You know...

Scott H. Group

Analyst, Wolfe Research LLC

Perfect.

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

Although, I remember when you used to have it at Fordham Law School, that’s a nice, nice event. Anyway, hello, everyone. I was looking forward to the Memorial Day weekend. That’s coming up. Great to see everyone in person. That’s always exciting. And I just wanted to touch on a couple of topics before we start, just to preempt some of Scott’s questions. But just in the room for JetBlue, obviously, we have Ursula, we have Joe over there, my friend from Investor Relations, and then Scott also, Investor Relations. Scott does all the real work on behalf of all of us, but appreciate what you did, Scott. Now I mean, just to touch very – and sorry, I forgot my lawyer friends at the back who are here to keep an eye on me, but Jessica and Rich, and they’re our antitrust counsel from Shearman & Sterling.

But no, really excited to be here. Obviously, it continues to be a sort of a challenging year for the industry. So, we’re pleased with the progress that we’ve made since the April operational challenges we had. We brought down the schedule for the rest of the year significantly. And we’re starting to see the benefits of some of the changes that we had made.

Look, I think the industry remains fragile in a number of respects, but I think the good news is we’re sort of slowly digging out of it. We did improve our revenue guide for the quarter. This year, we had originally guided 11% to 16%, and we’re now expecting it to be at the top end of that, so 16% or higher. And so I think that talks to some of the continued revenue strength that we see as we head into the back half of the quarter. And there’s no doubt, as we said on our earnings call in April, that the operational challenges we had in the first two to three weeks of April definitely had an impact on revenue into the – into May.

So that’s really all I was going to mention there – not really. But then maybe – and by the way, that remains our absolute focus right now. Like, we’ve got to – key to all of our plans, key to any airline is running a safe and reliable operation. And it’s – we can sit and look at everyone else and say we’ve all got similar challenges. But as a leadership team, our job is to make sure that what we’re doing from JetBlue is addressing some of the issues that we’ve seen.

QUESTION AND ANSWER SECTION

Scott H. Group Analyst, Wolfe Research LLC	Q

Before you go to the next slide, maybe just quickly, do you want to just touch on that reliability and sort of where you were in April and early May and where you are now?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah. I mean, we’ve seen – yeah, we’ve seen significant increases in completion factors, significant increases on time performance. Yeah, we do operate in very congested airspace. And so we can’t do – I mean, last Sunday, when we had thunderstorms over 100 miles west of Kennedy, we got hit with a 2 to 3-hour ground delay program. So, you can’t really do much about that. But what we’ve got to do is manage the things that we can control.

And so, completion factor significantly up, on-time performance are improving. And actually, today, it’s the highest flight count in our system now till the end of summer. And so, we’ve continued to de-stress the rest of the summer to make it as operable as we can.

So on to the other matter I wanted to mention is just where we are with our proposal to buy Spirit. We’re very excited about the opportunity to create a truly national, high quality, low fare challenger to the legacy airline, really taking out organic plan and accelerating it by several years. I do want to just address a couple of the sort of points of misinformation that have been really put out there by Spirit. I mean, first of all, we’re very serious about this.

This is actually something that we have been thinking about for a long time. As you know, we looked to acquire Virgin America several years ago, we were unsuccessful. But that was a – something that we then continue to look at the landscape. And we saw an opportunity to work with Spirit really to create this national low fare challenger.

So we studied that hard, we did a lot of work on that back in 2019, going into early 2020. Then COVID came, obviously, and it was – been a long time to pursue that. But it’s something that we have been thinking about a long time. And we’re excited about – we’re excited about the opportunity. I think our concerns have been well documented. I think we clearly have a superior financial offer. It’s a no-cash offer. We’ve removed today the market decline condition, I think that’s the technical term, Ursula, based on investor feedback. We’ve continue to have a lot of conversations with Spirit’s shareholders and to make sure that the strength of the offer is understood.

And I think the other benefit as we’ve gone through the conversations with Spirit’s shareholders last couple of weeks is just I think the regulatory picture is much better understood. I think Spirit came out the gate very quickly saying our deal with Frontier is a slam dunk and this can’t happen. And I think the reality is, for anyone who’s been through a regulatory process, it’s never that simple. Both transactions will get a significant amount of regulatory scrutiny.

I don’t see either of them closing this year. We should expect, particularly under this administration, for a very robust review. Both transactions may well end up in front of a judge and not be settled by DOJ at all. But I think that our conviction and our confidence on the regulatory side is really predicated, first of all, on the JetBlue effect, which is documented and proven. And if you don’t take my word for it, take the Department of Justice’s word for it because they now – in the complaint they filed against the NEA, they talked persuasively about the JetBlue effect and our disruptive impact on fares.

And so, when JetBlue flies a market, it’s not just people that fly JetBlue that gets a better price. It’s everyone flying on every airline gets a price because the truth is the legacy airlines match us. And we’ve seen that time and time again. And so, the JetBlue effect is over three times more impactful than the ultra-low-cost carrier effect in reducing fares across the – in the industry.

Secondly, about half of JetBlue customers are buying on price today. They buy JetBlue because, on a particular market, we offer the cheapest choice. And so, we are very familiar with carrying a significant number of customers who are buying on price.

And thirdly, we came forward with a very significant package of divestitures. We understand that the ultra-low-cost carrier segment presents a important option for customers. And so, we wanted to make sure – and it’s a very vibrant sector. You’ve got Frontier, you’ve got Avelo, you’ve got Breeze, you’ve got Sun Country. A number of airlines that are growing quickly. And so, the ability to divest in the Northeast, for example, all of these gates and slots that we would be inheriting for Spirit to make sure that from an ultra-low-cost carrier competition perspective, there’s still lots of market entry.

So, when I take about – when I take JetBlue’s commitment to low fares, when I take the JetBlue effect and the ability – and the impact we have on industry, and I take the fact that ultra-low-cost carrier segment is alive and well, and we would make a very clear divestiture commitment, that creates a much broader and compelling regulatory story than the more narrow Spirit-Frontier transaction.

So, what’s going on with all of this? Why have we had no more traction? Look, we have a very entrenched board. We have a board that – at Spirit – that this is the deal that they wanted to do. It’s quite clear from the proxy they spend a lot of time on it. The process has not been equitable. Ask yourself why was a market check not done at the beginning of this process. And that’s, by the way, what happened with Virgin America and Alaska. That’s how we got involved because Virgin America basically reached out as part of that sort of – is there – are there other potential bidders here. To compare us and Delta as the same or equivalent in terms of options is clearly misleading.

In terms of due diligence, it was much more limited. We had fraction – access to a fraction of the documents that you would expect in this type of transaction and really no feedback. Just a – here’s a couple of take-it-or-leave-it provisions that even if you agree to this, your offer is really probably still not going to be superior because of the concerns on the financial side. And these were provisions that we couldn’t reasonably agree to. And, again, no negotiation or attempt to try to come to an agreement.

And I think when I compare the amount of effort that was put into our process, if frankly about 10% of the effort that was put into negotiating a deal with Frontier was afforded us, I think we could have a deal by now. And so, I think from a governance point of view, I think a lot of concerns which I think are recognized by many long-term shareholders in Spirit as well. So – and I’ve been in this industry over 30 years. I’ve not seen anything like it.

And I think when you talk to – a lot of people have been in the industry a long time, a lot of analysts, a lot of people in the antitrust space. I think both look at this and say, you know what? It’s not going to be easy in either case, but there’s a path to getting both of these deals done. So, we’re very committed. We’ve launched our tender offer. We’re engaging with Spirit shareholders. We’ve met with ISS and Glass Lewis, and we’re going to continue to press the case to Spirit shareholders that we believe our offer is far superior than what’s on the table.

And I caught the last comments on the really interesting labor session earlier, and I think a lot of the advantages that ultra-low-cost carriers have had historically is they paid their people less. And that’s going to change. In a world where you’ve got a shortage of pilots – by the way, JetBlue is one of the first airlines to recognize this. And we can agree to disagree how big the shortage is, but the reality is we’re seeing more attrition. We’re seeing fewer pilots coming that industry needs. You know – the labor rates are going to converge. They are. And that’s a reality.

And so, to have based a synergy case, not really assume that I can grow these high growth rates and really not have any significant labor increases, I mean, that’s just not real world. It’s not going to happen. And so, I think that’s another reason why our offer is cash, it’s here, it’s now. And if you want to take that cash and invest in Frontier or invest in JetBlue or invest in Jets ETF, fill your boots, go at it. But it’s just the – I think the conviction we have that we will get this done.

And by the way, in case we don’t get it done, we’ve offered a robust breakup fee. And, again, Frontier have offered nothing. And so, to me, when you’ve got two deals that both are going to face a lot of regulatory scrutiny, both have a chance of not happening, which in my view is similar. In the view of many people, it’s fairly low, but it’s there in both cases; we’re offering some downside protection, and Frontier is not. And it’s surprising to me that that is still the case. Anyway, that was more than five minutes you’re going give me, Scott. But I hopefully answered all your questions. Maybe just kind of set out a few thoughts.

Scott H. Group Analyst, Wolfe Research LLC	Q

That’s perfect. And lots to talk about. You sort of finished on pilots, and so maybe we’ll just start there.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah.

Scott H. Group Analyst, Wolfe Research LLC	Q

So, we heard from the last panel how important it is to get pilots onboard and get them onboard early. What progress have you made on that front?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah. So, I couldn’t agree more. I mean, the role that pilots and all of our crew members play in our industry means the key to how successful we are. I’m always proud of the relationship JetBlue’s had with its people. I mean, I think it’s a culture that we are very – after 20, 21 years, we’re very protective of. We couldn’t certainly have got through COVID or being where we are without the support of all of our crew members, including our pilots. And we actually just opened up our CBA quite recently. But I think we’re concerned about making sure that we have the pilots that we need to fly the operation.

As I say, from a pay point of view, our pay rates are really at or – we just did a 3% increase linked to an NEA settlement that we did. Our pilot pay rates are really now equivalent to the legacy airlines. And so, the market is going to adjust again. I mean, it’s absolutely the case. I think it’s going to adjust quite quickly. I remember people talking to me a year ago saying, well, we think it’s just kind of cost of living going forward. I’m like, that’s not going to happen. And so, we are obviously anxious to kind of get through the process. I mean, there’s a process to it, right? Both sides have to agree at the end of the day, but we’re certainly keen to get through it as expeditiously as we can.

Scott H. Group Analyst, Wolfe Research LLC	Q

Okay. Let’s get to the tender offer, the proxy. What insight do you have from shareholders that you want to share? And then separately – you said you’ve been meeting with ISS and the other proxy advisory companies – when are they going to put out their recommendation and how are you feeling about what they’re ultimately going to come up with?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.	A

Yeah. So, thanks for the question. We’ve been extremely pleased with the initial feedback that we’ve been receiving over the last few weeks. We did meet with ISS and Glass Lewis this week. Obviously, given the vote is currently scheduled for June 10, we expect that they will expedite their reports. So – and they haven’t given us an exact date, but you should probably expect sometime after Labor Day. The commentary and feedback has been very positive. As Robin mentioned, the focus has really been on the regulatory side. And once you dig a couple levers deeper, you start to understand that both of these deals have quite similar regulatory paths. And when, on top of that, you layer in a clearly superior financial offer that we’ve laid on the table, we continue to feel very confident in the momentum that we’ve gained thus far and the feedback that we’re receiving from Spirit shareholders.

Scott H. Group Analyst, Wolfe Research LLC	Q

And, Robin, what if – I’m sure you love the hypotheticals, but if June 10 doesn’t go your way, what is the path forward on this transaction from there?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah. I mean...

Scott H. Group Analyst, Wolfe Research LLC	Q

Is there a path forward?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

I mean, obviously, I’ll keep thoughts private in certain areas, but I’ll say this. I mean, at the end of the day, we were doing this because we felt it was a tremendous way to accelerate our organic plan and to bring more low fares and better service to more customers more quickly, and bring the JetBlue effect into more markets. If we are unsuccessful, which we don’t anticipate to be the case, but if we were, then we would go back to our organic plan because I think it’s something that we felt very comfortable with, and we will continue to execute to.

Scott H. Group Analyst, Wolfe Research LLC	Q

Is there something specific about accelerating that plan with Spirit where it couldn’t be with somebody else?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Well, I mean, we’re not – I’m not going to – again, some things are best left as a secret.

Scott H. Group Analyst, Wolfe Research LLC	Q

Yeah.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

But when we did the work on this pre-COVID, I think the opportunity with Spirit is the one – it’s the common fleet type, and the benefits of a common fleet type are even more pronounced in a world where you’re seeing increased pilot attrition because as you have a trip – more pilots, as you hire more pilots, these guys know it creates more seat changes and more training events that you have to work through. So – and from a geography point of view, we felt it was the most compelling option. So, it’s the only thing we’re focused on right now. And if it doesn’t happen, then, again, we will go back to the organic plan.

Scott H. Group Analyst, Wolfe Research LLC	Q

Okay. So, let’s spend some time on the regulatory side because I think that’s been a big focus.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah.

Scott H. Group Analyst, Wolfe Research LLC	Q

So, just so I understand, you’re not trying to say that you have an easier regulatory path than them. You’re saying, we both have an equally challenged or similarly challenged regulatory path, but we’re offering significant more.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah.

Scott H. Group Analyst, Wolfe Research LLC	Q

So, it’s worth – even if it’s a little bit more regulatory risk, it’s worth 50% more.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah. Look, Spirit came out the gate and basically was saying the Frontier deal was a slam dunk, and this can’t happen. Neither those things are true. I think we’ve taken a much more pragmatic response to say, look, both deals are going to get a lot of scrutiny, and both deals may end up in litigation if you can’t reach an agreement with the Department of Justice on the issue.

JetBlue – the Department of Justice views JetBlue as a good actor. Read the complaint that they made on the NEA. It talks a lot about the disruptive effect of JetBlue. And the concern that they have raised in the NEA is would that be lost because of the partnership with American. It’s not fundamentally something wrong with JetBlue. So, again, we think we have a very compelling story because this will create a bigger JetBlue to create more, better pricing actions of the legacy airlines in more markets.

Look what’s happened on the Boston-LaGuardia shuttle these days. Look what’s happened to London fares. I mean, time and time again when JetBlue steps into a market, there’s a market-wide positive impact. So, we are confident in our case. We would not have entered into this if we didn’t feel confident. Spirit have said, wow, why did they wait seven weeks? You know what we were doing in that seven weeks? We were running all the economic analyses again. We were crunching all of the fare data to make sure the JetBlue effect was real and common. We were looking at every way, upside down, inside out to make sure that everything we believed back in 2019 was still the case.

And only then when we were convinced with our regulatory council and other experts that we consulted to with our data that we felt we had a very viable path did we make our offer. The fact it’s being characterized as a spoiler offer couldn’t be more disingenuous or incorrect. And at some point, there’ll be plenty of documents to substantiate what I’ve been saying.

Scott H. Group Analyst, Wolfe Research LLC	Q

So, Spirit would say, okay, let’s start with NEA, right? If it gets approved, then it’s a de facto merger that’s been approved. So, there’s no way they’ll let another one happen. Or if it’s blocked, they’re going to be emboldened and say, well, we’re not going to – if we want to approve that, there’s no way we’ll approve an actual merger. So, they’re saying, either way, right, the NEA makes it difficult. So, what’s...

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Well, again, I think if you have entrenched board that’s trying to protect a big deal that they’ve already agreed, then what are the kind of things that we can throw out? The NEA is a complete red herring. First of all, the NEA is already delivering consumer benefits in the Northeast that we’re seeing today, and I don’t have time to list all of those, but they’re very pervasive. And everywhere I turn, I get thank God there’s more JetBlue flights in New York. I’m already seeing the impact of that.

Secondly – so the benefit’s there. Secondly, we made a full up-front divestiture commitment. When’s the last time, Scott, in an airline deal in the US do you remember an airline come out and say, you know, we’re just going to make our offer now. So, every single gate or slot in the NEA airports that is—Spirit has today, we would divest that. And so, in terms of the amount of ultra-low-cost carrier capacity coming to the Northeast, it’s going to be unchanged by the NEA.

Thirdly, the NEA is going to be—we have a court case in September; again, read the complaint. Spirit is saying that the DOJ is suing JetBlue as if we’re the bad actor. The concern the DOJ has is basically: is there a risk that JetBlue will change because of this partnership with American? And we have all sorts of arguments and data to show why that isn’t the case. But so, we’re going to go to court. We’re going to win the NEA case because we got top lawyers like Rich and Jessica in the back. They’ll make sure we do that. Plus we have a very compelling story.

And at that point, we won the NEA case. And so, it’s—we’ve won it because it’s pro-competitive. Let’s say, as much as I wouldn’t like to think about it, there’s a scenario where we lose the NEA case, and it’s struck down by the judge. The NEA is going away. So, again, yet another kind of sound bite that someone can fill out, but you kind of – you got one level below the surface, and there’s really no substance to the argument.

Scott H. Group Analyst, Wolfe Research LLC	Q

Okay. Now, the other main argument from them would be, hey, what you’re going to do is you’re going to take seats out of planes, and ultimately you’re going to raise fares. I mean, raise fares from where? Spirit fares or Jet, right?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah. So, again, I’d look at it more broadly. So first of all, I look at the JetBlue effect which means we bring low fares to everybody and not just when you fly JetBlue. Secondly, half our customers today of buying – flying JetBlue purely on price. And we compete with the ultra-low cost carriers on many markets. Thirdly, the ultra- low – we’ve talked about divestitures, which we’ll make, and the vibrant ultra-low cost carrier segment. So a lot of that capacity, if not, all of that capacity, is going to get backfilled by ultra-low cost carriers.

And again, this seats on an airplane thing is a complete red herring. I mean, we’ve got Embraers that have 100 seats on but we’re replacing them with 220s with 140 seats on, right? All of our order book are 321s with 200 seats on. We don’t have any 319s, 320s in our order book. So, we’re getting bigger airplanes with more seats on. And so when I take the JetBlue effect, when I take the divestitures, the vibrant ultra-low cost carrier segment, I think that it is a much broader consumer story for lower fares on two ultra-low cost carriers combining, because when ultra-low cost carriers come on a route, for the most part, the legacy airlines will ignore them or they will not respond to them to the same degree as you and everyone else knows.

And so, again, you can pick soundbites and say, well, there’s less seats. But again, that really means you’re not looking at the facts and how these things really will get determined.

Scott H. Group Analyst, Wolfe Research LLC	Q

And so what are the next things for you to do between now and June 10 of the investor engagement? Are we at a sort of best and final offer that you want – or anything else you want to say between right now – I guess, between now and June 10?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Well, it’s hard to put a best and final offer in front of someone that doesn’t want to negotiate with you. So I think the – what we really want to do is bring Spirit back to the table. Let’s have a – we – just put a fraction of the effort into it that you put into the Spirit/Frontier transaction. We’ve already said that we’ll go back to 33 if it’s a process where there’s engagement. Let’s talk about divestitures. We put something out there that we think very compelling. We don’t think we need to do more than that.

But again, we are more than willing to talk. We just want to have a good faith negotiation on these items. We clearly have a superior financial offer, but I don’t think anyone can dispute. I think we demonstrated to Spirit shareholders the regulatory path is not as clear cut as Spirit had made out by saying, well, this deal can get done by the end of the year and this one won’t. They’re already backing off the end of the year thing, by the way. And we want to just have a proper good faith negotiation.

Scott H. Group Analyst, Wolfe Research LLC	Q

They’re here today, by the way.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Sorry?

Scott H. Group Analyst, Wolfe Research LLC	Q

They’re here today.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah. Well, so are we.

Scott H. Group Analyst, Wolfe Research LLC	Q

Do you have any – is there any sense that there is a potential for that sort of good faith negotiation over the next two weeks?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Well, I think, they seem to be very dug into the entrenched position they’ve taken. I mean, even this week saying, if it doesn’t work, they’re going to go back to the organic plan. I mean, it’s – I mean, we have a very strong offer. Maybe there’s someone – I mean, like if you’re about maximizing value, you really should take a much broader view and not just run off and do a deal with someone that you used to know.

And frankly, though, for those in the industry, finding one person who thinks that Spirit has got the better end of this deal with Frontier. I mean, I just haven’t met anybody. And so, again, I think that talks to the fact that there’s real value here for Spirit shareholders by taking a step back, looking – thinking through the process and, let’s have a proper engagement. We didn’t want to do this. We did not want to do this. We’ve all got better things we can do doing. But, unfortunately, the process led us to this.

Scott H. Group Analyst, Wolfe Research LLC	Q

Right. It’s a cash offer. So maybe the Spirit shareholders don’t care, but the JetBlue shareholders will care. Like, let’s talk about, like, let’s think positive. Let’s think about a combined JetBlue-Spirit, like, walk us through some of the synergy ideas...

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Sure.

Scott H. Group Analyst, Wolfe Research LLC	Q

...and what you think this combined business ultimately looks like in 2024, 2025?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah. I think that a lot of the long-term investors in JetBlue, they’re in JetBlue because they like the organic story. And I think there was a bit of sticker shock when we came out and announced this because it’s like, wow, that’s not what we’re expecting. But when you ask to sort of break it down and you talk about this is really a way of us accelerating the organic plan, I think people start to see the strategy and the opportunity, the ability to have access to more great airplanes. We’ve got a good order book, so does Spirit, access with gates and infrastructure, asset to a tremendous workforce. We’re really excited about making the Spirit team members come as part of JetBlue.

And, really, just as I said, accelerating the JetBlue brand, accelerating the organic plan. It’s going to – and the synergies, again, we’ve done a lot of work on integration. We’ve got people who have done this before. We’ll be incredibly thoughtful about doing that really well, learning from what others have been through. But the synergies start very quickly because, of course, you can start selling the two airlines together, connecting itineraries, even if you’re selling them as two separate brands for a while until you’ve got the seniority list integration, you’ve got the single ASC and you’ve been through the fleet modification. It’s going to be a game changer. I mean, look, take a step back. I’ve been pretty active on competition policy in the US for a long time. I mean, I led the charge against the legacy airlines on the open skies issues.

And so, it is a game changer to have a bigger JetBlue that can offer people a great service, still do it with low fares and create that price discipline in the market. And I think that’s something our shareholders, that’s something our communities, that’s something our crew members are all going to be excited about.

Scott H. Group Analyst, Wolfe Research LLC	Q

Okay. Maybe let’s just do 2 or 3 minutes actually on the business today.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Sure.

Scott H. Group Analyst, Wolfe Research LLC	Q

If we can.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah.

Scott H. Group Analyst, Wolfe Research LLC	Q

So the high end of the revenue guidance are a little higher. And I’m guessing that maybe with the start to the quarter still unprofitable, but correct me if I’m wrong, but maybe, give us some color about like what you’re seeing from like a June profitability or expectation.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Sure.

Scott H. Group Analyst, Wolfe Research LLC	Q

For a June profitability and do you still expect profitability in third quarter? Anything you want to talk about there?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.	A

Yeah. So just to recap what Robin relayed earlier, we had an operational setback in the first three weeks of April. We had a completion factor of about 90%. The first three weeks in May, we’re actually trending towards 98%. So, we took a big step back in April in terms of our full-year capacity growth. We shaved that back by about 10 points for the remainder of the year. And we’re already starting to see the fruits of labor around that just given the improved operation.

In terms of revenue, the environment – demand environment continues to be exceptionally strong. We did actually guide revenue up 11% to 16% back on the April earnings call. And so today, as Scott mentioned, we highlighted that we’re going to be 16-plus percent, at 16% or above. For June, our RASM is projected to be above 20%, so that just really speaks to the strength of the environment that we’re seeing. In terms of profitability, given the April operational challenges, we did not expect to be profitable on a quarterly basis. However, the demand environment continues to be really strong and our goal is to get June to a profitability and then that to continue through the rest of the year.

Scott H. Group Analyst, Wolfe Research LLC	Q

And then anything from like the full year guide or the implied second half guide that you gave us a month or so ago that changes positively, negatively from...

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.	A

Yeah. I guess given the April operational challenges, we did meaningfully scale back capacity. In the second half of the year, our capacity will be up low-single digits, that’s the expectation. We continue to feel great about the summer. We are cautious about the fall. So just given the macro landscape that we’re sitting in and oil, we continue to be cautious about the fall. So right now, based on what we know, we feel very confident in the low- single digit capacity outlook in the back half of the year, as well as continued momentum on the cost structure as well and the improvement.

Scott H. Group Analyst, Wolfe Research LLC	Q

Is that fall comment a leisure comment or a lack of clarity?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.	A

Just in general, I think it’s lack of visibility at this point, naturally, which would be the case in this typical timeframe. And then just the macro and what’s happening around us, right? Think of oil, think of inflationary pressures. Is there going to be a step back in terms of demand based on what we are seeing through the summer? But we haven’t seen anything yet, it’s just a blanket cautious about the fall.

Scott H. Group Analyst, Wolfe Research LLC	Q

Right.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah. I mean, those of us who have been in this industry a long time, unfortunately, when you see some of the things that we see, it has inevitably led to some kind of downturn or revenue softness. And so I think we just need to be cautious about the last quarter of the year. And I certainly don’t want to be up here making promises. I’d rather under-promise and over deliver. Summer will be strong, no doubt. Let’s wait and see how the back-end of the year.

Scott H. Group Analyst, Wolfe Research LLC	Q

And last thing, really quick, I’ve asked everybody, so best guess capacity growth next year and then CASM, up or down next year?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.	A

Yeah, well, hopefully next year, we’re comping to 2022 instead of year over...

Scott H. Group Analyst, Wolfe Research LLC	Q

Only year over year. We’re not doing year over four years here.

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.	A

...year over four.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.	A

Yeah. Exactly.

Scott H. Group Analyst, Wolfe Research LLC	Q

Yeah.

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.	A

Listen, I think the environment that we’re in in terms of pilot availability and capacity is going to continue to limit all of us carriers. So, our utilization this year is down 15% to 20% in the back half of the year. We expect to be in an environment next year where we’re not back up at 2019 utilization levels. So I would assume, JetBlue gets back to its original mid to high-single-digit growth rate as we look out to 2023. Our goal on the unit cost performance is to get that down to flattish. I think the caveat there is how the labor environment evolves and hence, the pilot panel that we heard from right before ours. So, I think that’s the caveat around the longer-term unit cost.

Scott H. Group Analyst, Wolfe Research LLC	Q

Flat 2023 versus 2022.

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.	A

Flat – so in terms of flattish, yes.

Scott H. Group

Analyst, Wolfe Research LLC

Yeah, okay. Okay, we’re going to have to wrap there. Thank you guys.

Ursula Hurley

Chief Financial Officer, JetBlue Airways Corp.

Thank you.

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

Thank you.